Exhibit 99.1
NEWS

Contact:    Nick Childs, IQVIA Investor Relations (nick.childs@iqvia.com)
+1.973.316.3828

Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732

IQVIA Appoints Costa Panagos President of Research & Development Solutions (R&DS)

RESEARCH TRIANGLE PARK, N.C. – March 14, 2022 – IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and contract services to the life sciences industry, today announced the appointment of Costa Panagos, to serve as president of its Research & Development Solutions (R&DS) business unit.  He is succeeding Richard Staub III, who is retiring after a successful career spanning more than three decades.  Mr. Staub will remain with the company as a senior advisor to the CEO and continue supporting business development and client management activities.

Mr. Panagos has more than 25 years of industry experience serving life sciences customers and managing contract research (CRO) organizations. He joined the company in 1999 and has held numerous sales, operational and executive leadership positions across the company. Panagos currently serves as president, Research & Development Operations where he is responsible for the global delivery of all clinical trials, including traditional full-service trials, decentralized clinical trials and flexible staffing arrangements.

Prior to his current role, Panagos served as CEO of Q2 Solutions, IQVIA’s global clinical trial laboratory business. Before IQVIA, Panagos held various roles in the pharmaceutical division of Bayer. He earned a bachelor’s degree in Biology from Brown University and an MBA from the University of Chicago Booth School of Business.

“Costa is an experienced executive with a strong operational focus and is widely respected within IQVIA and across the industry. This has been the succession plan for a long time, and it will be a quick and seamless transition,” said Ari Bousbib, Chairman and CEO of IQVIA. “I would like to thank Richard for his leadership and extraordinary contributions to our business during his tenure.  Richard will continue to play an important role in business development efforts, serve on customer governance boards, and ensure a smooth transition,” Bousbib added.

Mr. Panagos’ appointment will be effective from April 1, 2022.

About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources and extensive domain expertise. IQVIA Connected Intelligence™ delivers powerful insights with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 79,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

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